EXHIBIT 4.3

                STOCK OPTION PLEDGE AGREEMENT

     STOCK OPTION PLEDGE AGREEMENT (the "Option" or the "Agreement"), made on the 27th day of December 1991, by and between HCA-HOSPITAL CORPORATION OF AMERICA, a Delaware corporation, having its principal place of business at One Park Plaza, Nashville, Tennessee (the "Company") and THE HCA FOUNDATION, a charitable corporation, having its principal office at One Park Plaza, Nashville, Tennessee (the "Optionee").

     As a charitable contribution, the Company hereby pledges and grants an option on 1,000 shares (before the 400-for-1 stock split in December
1991) of the Class A Common Stock of the Company, par value $.01 per share (the "Common Stock"), to the Optionee at the price and in all respects subject to the terms, conditions and provisions of this Agreement.

     1.     Option Price.  The option price is $250 for each share.

     2. Exercise of Option. This Option shall be exercisable, in whole or in part, at any time and from time to time during the period commencing on the date hereof and ending twenty-five (25) years thereafter, in accordance with the terms of this Agreement as follows:

     (a) Method of Exercise. This Option shall be exercisable, in whole or in part and from time to time until all shares subject to the Option have been acquired or the Option has expired, by a written notice of exercise which shall:

            (1) state the election to exercise the Option and the number of shares in respect of which it is being exercised; and

            (2) contain such representations and agreements as to investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel; and

            (3) be signed by the authorized officer of the Optionee and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by certified or bank cashier's or teller's check, and shall be delivered with the notice of exercise. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the Optionee or such other allowable entity or entities exercising the Option.

     (b) Restrictions on Exercise. As a condition to his exercise of this Option, the Company may require the Optionee or the person exercising this Option to make any representation to the Company as may be required by counsel for the Company.

     3. Restrictions on Exercise and Transfer. This Option may not be exercised or transferred, except upon the following conditions:

     (a) Self-Dealing. In the event the exercise of this Option or any portion of this Option by the Optionee will constitute an act of "self-dealing" (as defined in 4941(d) of the Internal Revenue Code of 1986, as amended, or of the corresponding provisions of any subsequent federal tax laws (collectively, the "Code"), which would give rise to any liability for the tax imposed by 4941(a) of the Code, then the Optionee may transfer this Option in whole or in part to one or more transferees provided each such transferee must be a "charitable" organization under Section 501(c)(3) of the Code; or

     (b) Termination. In the event of termination, dissolution or winding up of the Optionee, the Optionee may transfer this Option (or any unexercised portion) to any organization or organizations to which it is permitted to transfer its assets under the provisions of the Charter of the Optionee.

     It will be presumed for purposes of this Agreement that the exercise of the Option by the Optionee would constitute an act of self-dealing (as described above) unless Optionee receives written notice from the Company stating, based upon the advice of counsel, the Company no longer believes that the exercise of the Option by the Optionee would constitute an act of self-dealing.

     In the event the Option is transferred under the provisions of this paragraph, transfer shall be made by written notice from the Optionee to the Company setting forth the name and address of the transferee and the number of shares with respect to which the option is being transferred. The transfer of the Option with respect to such shares will not be effective until the Company has received from its counsel a written opinion that the proposed transfer is authorized under the terms of this Agreement and that the proposed transfer will not violate any applicable state or federal securities laws or the rules and regulations of any stock exchange on which the stock of the Company is then listed.

     In the event of a transfer of the Option by the Optionee, no subsequent transfer or assignment of the Option shall be made by the transferee, but upon such transfer, the transferee may then exercise the Option in conformity with the provisions of Section 2 hereof.

     An exercise, transfer or attempted transfer of the Option in violation of the terms of this Agreement shall terminate and extinguish the Option with respect to the shares covered by the transfer or attempted transfer.

     4. Stock Subject to the Option. The Board of Directors of the Company shall set aside and reserve one thousand (1,000) shares of the authorized and unissued Common Stock to be issued in satisfaction of this Option. If the Option should expire or become unexercisable for any reason without having been exercised in full, the shares which were subject thereto shall be free from any restrictions. The Company will not be required to issue or deliver any certificate or certificates for shares to be issued hereunder until such shares have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which outstanding shares of the same class may then be listed and until the Company has taken such steps as may, in the opinion of counsel for the Company, be required by law and applicable regulations, including the rules and regulations of the Securities and Exchange Commission, and state blue-sky laws and regulations, in connection with the issuance or sale of such shares, and the listing of such shares on each such exchange. The Company will use its best efforts to comply with any such requirements.

     5.     Adjustments Upon Changes in Capitalization.

     (a) Any change in the number of outstanding shares of Common Stock occurring through stock splits, stock dividends or stock consolidations after the execution of this Agreement shall be reflected proportionately in a change in the number of shares subject to this Option then outstanding and in the amounts remaining available for purchase under this Option; and a proportionate change shall be made in the per share option price as to any outstanding options or portions thereof not yet exercised. Fractional shares shall be rounded to the nearest whole shares. If changes in capitalization other than those considered above shall occur, the Company shall, in good faith, make such adjustments as it may consider appropriate in the number and class of shares remaining subject to options previously granted and in the per share option price.

     (b) In the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities or property (including cash) of the Company or of another corporation by reason of reorganization, merger, consolidation or sale or transfer of all or substantially all of the Company's assets to another corporation, appropriate adjustments shall be made by the Company, in good faith, in the number and kind of shares, other securities or property as to which outstanding options, or portions thereof then unexercised, shall be exercisable. Any adjustment of this Agreement or in this outstanding Option shall be effective on the effective date of the event giving rise to such adjustment.

     6. Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by certified mail to the proper address. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its principal office, now at One Park Plaza, Nashville, Tennessee 37203, attention of the Secretary. Each notice to the Optionee shall be addressed to the Optionee at the Optionee's address set forth in the heading of this Agreement. In the event of a transfer of this Option, in whole or in part, notice to a transferee shall be sent to the address set forth in the notice of transfer required by paragraph 3 of this Agreement. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.

     7. Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon each successor of the Company. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be binding upon the Optionee's successors and any assignee of this Option. This Agreement shall be the sole and exclusive source of any and all rights which the Optionee, its successors or assigns may have in respect to any options or Common Stock granted or issued hereunder.

     8. Resolution of Disputes. Any dispute or disagreement which should arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement will be determined by the Board of Directors of the Company. Any determination made hereunder shall be final, binding and conclusive for all purposes.

     9. Execution of Other Relevant Agreements Upon Exercise. As soon as practicable after exercise of this Option, the party exercising this Option shall deliver to the Company an agreement executed and delivered by such person in which such person accepts and agrees to the terms of the Stockholders Agreement (as defined below), the Voting Agreement (as defined below), the Proxy Agreement (as defined below) and the Registration Rights Agreement (as defined below), to the extent such agreements are in effect on the date of the exercise, unless such person is already a party to such agreements; and the terms of such agreements will, without any action on the part of the Company or such person, be applicable to the shares of Common stock issuable in respect of this Option. The term "Stockholders Agreement" means the Stockholders Agreement dated as of March 16, 1989, as amended, by and among the Company and the other persons and entities parties thereto. The terms "Voting Agreement", "Proxy Agreement" and "Registration Rights Agreement" are as defined in the Stockholders Agreement.

     10.    Certain Other Miscellaneous Provisions.

     (a) No Optionee shall have any rights of a stockholder of the Company with respect to shares subject to this Option until he has given written notice of exercise of this Option and paid in full for such shares, and a stock certificate has been issued to the Optionee for such shares of Common Stock.

     (b) The Company may require each person purchasing shares of Common Stock pursuant to the Option to represent to and agree with the Company in writing that he is acquiring the shares without a view to distribution thereof. If the Common Stock issuable upon exercise of this Option is not registered pursuant to the Securities Act of 1933 at the time this Option is exercised, the certificates for such shares may include any legend which the Company deems appropriate to reflect any restrictions on transfers. If at the time of exercise of any portion of the option granted hereunder, any of the Stockholders Agreement, Voting Agreement, or Proxy Agreement remain in effect, the stock certificates for the shares of Common Stock issuable upon such exercise will bear the legend required by any such agreement then in effect.

     (c) No benefit or promise under this Agreement shall be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of the Company's obligations under this Agreement.

     (d) This Agreement shall be governed by the laws of the State of Delaware.

     11. Transfer to The Nashville Community Foundation. Notwithstanding anything to the contrary set forth herein, the Optionee agrees promptly to transfer this Option to The Nashville Community Foundation ("NCF"), in full and without the payment of consideration to Optionee (the "Mandated Transfer"), upon receipt of written notice from the Company or from NCF that NCF has received a letter from the Internal Revenue Service granting NCF Section 501(c)(3) "tax-exempt" status; and upon consummation of the Mandated Transfer, the provisions of Section 3 of this Agreement shall then be deemed immediately deleted from the terms and conditions of this Option without further action by the Company, the Optionee or NCF.

     IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be executed as of the day, month and year first above written.


                      HCA-HOSPITAL CORPORATION OF AMERICA



                      By: ________________________________
                           Ronald P. Soltman
                           Vice President



                      THE HCA FOUNDATION



                      By: ________________________________